Exhibit 23.3




                  INDEPENDENT AUDITORS' CONSENT



The Board of Directors
First State Financial Services, Inc.


          We consent to the incorporation by reference in the registration statement on Form S-4 of Sovereign Bancorp, Inc. of our report dated November 26, 1996, relating to the consolidated balance sheets of First State Financial Services, Inc. and subsidiary as of September 30, 1996 and 1995, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 1996, which report appears in the September 30, 1996 annual report on Form 10-K.


                              /s/ KPMG Peak Marwick LLP


Short Hills, New Jersey
December 20, 1996
WOR